Exhibit 23.1
Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm,
for Bottling Group, LLC
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-132716 on Form S-3 of our reports dated February 24, 2006, relating to the consolidated financial statements and financial statement schedule of Bottling Group, LLC appearing in the Annual Report on Form 10-K of Bottling Group, LLC for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
March 27, 2006